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                                                                Exhibit 23.1


                         Independent Auditors' Consent


The Board of Directors
The DII Group, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of The DII Group, Inc. of our reports dated January 30, 1996, relating to the consolidated balance sheets of The DII Group, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and the related schedule, which reports appear in the December 31, 1995, annual report on Form 10-K of the DII Group, Inc.



                                                /s/ KPMG Peat Marwick LLP
                                                ----------------------------
                                                KPMG Peat Marwick LLP


Denver, Colorado
August 27, 1996